EXHIBIT 2.3

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

[Marquette Mall, Michigan City, Indiana]

This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made effective as of May 21 2004, by and between FIRST CAPITAL INCOME PROPERTIES, LTD. – SERIES XI, an Illinois limited partnership (“Seller”), and CANNON COMMERCIAL, INC., a California corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement with an effective date of April 8, 2004 (as amended by First Amendment to Purchase and Sale Agreement dated as of April 28, 2004, the “Agreement”); and

WHEREAS, Seller and Purchaser have agreed to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2. Within two (2) business days of the date hereof, Purchaser shall (i) deposit an additional One Hundred Thousand Dollars ($100,000) with Escrowee, as additional Earnest Money for all purposes under the Agreement and (ii) wire transfer One Hundred Thousand Dollars ($100,000) to Seller (in accordance with the wire transfer instructions attached as Exhibit A attached hereto), as additional Earnest Money for all purposes under the Agreement. Any Earnest Money held by Seller shall be applied and/or disbursed in the manner set forth in Section 2.A. of the Agreement except that interest shall not accrue on the portion of the Earnest Money held by Seller.

3. Section 4.A. of the Agreement is amended by deleting “on the twentieth (20th) Business Day (hereinafter defined) after the expiration of the Review Period” and inserting “on June 11, 2004 or such earlier date agreed to by Purchaser and Seller” in lieu thereof.

4. Purchaser acknowledges that conveyances described in Exhibit M of the Agreement have occurred and that such property interests conveyed in connection therewith are excluded from the Property.

5. Except as expressly amended herein, the Agreement shall remain unmodified and in full force and effect. As amended hereby, the Agreement is hereby ratified and confirmed.

6. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile transmittals of signed copies of this Agreement shall be deemed originals for all intents and purposes.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be executed and delivered as of the date first above written.

SELLER:

FIRST CAPITAL INCOME PROPERTIES, LTD. – SERIES XI, an Illinois limited partnership

By:	First Capital Financial, L.L.C., its general partner

By:	/s/ Philip G. Tinkler
Name:	Philip G. Tinkler
Title:	Vice President – Finance and Treasurer

PURCHASER:

CANNON COMMERCIAL, INC., a California corporation

By:	/s/ Kam Mateen
Name:	Kam Mateen

Title:	President

Exhibit A

Wire Transfer Instructions